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                 [LETTERHEAD OF COBURN PETROLUEM ENGINEERING]

April 20, 1998

Mr. Wesley Baker, General Counsel
Tengasco, Inc.
603 Main Street, Suite 500
Knoxville, TN 37902

Dear Mr. Baker:

This letter constitutes my permission to use the Annual Corporate Reserve Analysis as of December 31, 1997 in all matters relating to the Securities Exchange commission and any other regulatory bodies when and where necessary in the conduct of Tengasco business affairs.

Respectfully submitted,

COBURN PETROLEUM ENGINEERING

/s/ R.W. Coburn
-----------------------------
R.W. Coburn
Registered Petroleum Engineer
Oklahoma #3349

RWC/ps
CC  Mort Robson
666 3rd Avenue
New York, N.Y. 10017